UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	January 20, 2005

MBNA Corporation
(Exact name of registrant as specified in its charter)

Maryland	1-10683	52-1713008
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Wilmington, Delaware	19884-0131
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(800) 362-6255

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note:

The Registrant filed a Form 8-K, dated January 20, 2005, to disclose the anticipated restructuring charge in the first quarter of 2005. This amendment is being filed to update the information previously disclosed as of the date hereof.

Item 2.05. Costs Associated with Exit or Disposal Activities.

MBNA Corporation (the "Corporation") will incur a one-time charge of approximately $785 million pre-tax in connection with its previously announced restructuring plan. The charge includes three major components - staff reductions related to voluntary early retirement and voluntary severance programs, the disposition of fixed assets relating to facilities closings and contract terminations. Substantially all of the charge will be incurred in the first quarter of 2005. Approximately 85% of the charge will result in cash expenditures.

Approximately $500 million of the charge is related to the voluntary early retirement program and voluntary severance program announced in January 2005. This charge is higher than previously announced because more people than anticipated decided to take advantage of the programs’ benefits. The success of this initiative will assist the Corporation in reducing its staff, particularly in management positions, to levels that meet expected future business needs and make MBNA more efficient.

Approximately $115 million of the charge is related to the disposition of fixed assets resulting from the Corporation’s previously announced review of its operations. After this review, management decided to consolidate operations and close some facilities.

In addition to the previously announced charges described above, the Corporation also terminated a marketing agreement with a third party vendor that marketed the Corporation’s products to endorsing organizations and terminated a limited number of other agreements. Management determined that the marketing agreement was no longer consistent with the Corporation’s long-term objectives. Approximately $170 million of the charge is related to these contract terminations, primarily the marketing agreement.

The Corporation anticipates updating the expected expense savings from the restructuring when it releases first quarter earnings on April 21, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MBNA Corporation

Date: April 6, 2005	By:	/s/	Kenneth A. Vecchione
Kenneth A. Vecchione
Chief Financial Officer